 EXHIBIT 99

Dave & Buster’s Updates Fiscal 2018 Financial Outlook

Q4 Comparable Store Sales Expected to Increase 1.8% to 2.5%

DALLAS, January 14, 2019 (GLOBE NEWSWIRE) -- Dave & Buster's Entertainment, Inc., (NASDAQ: PLAY), ("Dave & Buster's"), an owner and operator of entertainment and dining venues, today updated guidance for its fiscal 2018, which ends on February 3, 2019. The Company expects to report its full fourth quarter and fiscal 2018 results in early April 2019.

“We remain laser-focused on our strategic priorities to drive comparable store sales, including evolving our offering, improving the guest experience, and more effectively communicating our new news and value. I’m pleased with the progress our team made throughout the year, as we continue to evolve the brand, resulting in the return to positive comparable store sales in the fourth quarter,” said Brian Jenkins, Chief Executive Officer.

“Meanwhile, new stores continue to deliver excellent returns. With their first year now completed, we are excited to report year one cash-on-cash returns of approximately 64% for our 2017 class of stores, one of our best in recent history. Opening new stores with outstanding returns remains a key priority and we are maintaining our plan to open 15 to 16 new stores in fiscal 2019,” Jenkins concluded.

Updated Fiscal Year 2018 Financial Outlook

Based on quarter-to-date performance, the Company expects fiscal fourth quarter comparable same store sales to increase 1.8% to 2.5%. For the full year, comparable store sales are expected to decrease 1.9% to 1.7% versus prior guidance of a low single-digits decrease.

For fiscal 2018, total revenues are expected to range from $1.259 billion to $1.263 billion compared to prior guidance of $1.243 billion to $1.255 billion. Net income for fiscal 2018 is expected to range from $112 million to $114 million versus prior guidance of $106 million to $113 million. The effective tax rate is projected to be approximately 22%, unchanged from prior guidance. EBITDA for fiscal 2018 is expected to range from $276 million to $278 million compared to prior guidance of $268 million to $277 million.

About Dave & Buster’s Entertainment, Inc.

Founded in 1982 and headquartered in Dallas, Texas, Dave & Buster's Entertainment, Inc., is the owner and operator of 121 venues in North America that combine entertainment and dining and offer customers the opportunity to "Eat Drink Play and Watch," all in one location. Dave & Buster's offers a full menu of entrées and appetizers, a complete selection of alcoholic and non-alcoholic beverages, and an extensive assortment of entertainment attractions centered around playing games and watching live sports and other televised events. Dave & Buster's currently has stores in 39 states, Puerto Rico, and Canada.

For Investor Relations Inquiries:

Arvind Bhatia, CFA

214.904.2202

arvind_bhatia@daveandbusters.com